                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           NATIONAL-STANDARD COMPANY
                                       AT
                              $1.00 NET PER SHARE
                                       BY
                              NS ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 4, 2000, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated July 10, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by NS Acquisition Corp., a Delaware corporation ("Purchaser"), to purchase any and all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of National-Standard Company, an Indiana corporation (the "Company"), at a price of $1.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement"), between Purchaser, Heico Holding, Inc., a Delaware corporation and the parent of Purchaser ("Parent"), and the Company. The Purchaser was formed by Parent for the purpose of completing the Offer and the Merger. This material is being forwarded to you as the beneficial owner of Shares held by us in your account but not registered in your name.

    WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    Accordingly, we request instructions as to whether you wish to have us tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

    Please note the following:

        1. The offer price is $1.00 per Share, net to the seller in cash, without interest.

        2. The Offer is conditioned upon, among other things, satisfaction or waiver by Purchaser of the following conditions: (i) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the scheduled or extended expiration of the Offer; (ii) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects; (iii) there shall not have been instituted or pending any action or proceeding by any governmental authority seeking to restrain, prohibit or otherwise interfere with the Offer or the Merger; (iv) there shall not have been any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Offer or the Merger; (v) since the date of the Merger Agreement, there shall not have occurred a material adverse effect with respect to the Company, and there shall not have occurred a change or event which would reasonably be expected to have a material adverse effect on the Company;
    (vi) the consent and waiver of Foothill Capital Corporation with respect to the Offer and the Merger and the termination of the Company warrant issued to Foothill Capital Corporation shall have been obtained at the expiration of the Offer; (vii) there shall not have been a subsequent development (including any settlement or final settlement offer from counsel for the plaintiffs) in any action or proceeding pending on the date of the Merger Agreement and there shall not have been instituted any action or proceeding subsequent to the date of the Merger Agreement that would have certain specified adverse effects on the Company, the Offer or the Merger; (viii) the Company shall not have filed for, admitted or consented to bankruptcy or insolvency or been adjudicated bankrupt or insolvent or become unable to conduct its business, taken as a whole, substantially as currently conducted; (ix) the Merger Agreement shall not have been terminated in accordance with its terms; and
    (x) there shall have been validly tendered and not withdrawn at the expiration of the Offer, a number of shares of Common Stock equal to at least a majority of the then outstanding shares of Common Stock. The Offer is also subject to other terms and conditions set forth in the Offer to Purchase.

        3. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required taxpayer identification information is provided. See "Important Tax Information" of the Letter of Transmittal.

        4. The Company's Board of Directors, by unanimous vote of all members present at a meeting duly called and held on June 26, 2000, has
    (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the Company's stakeholders, including shareholders,
    (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), and
    (iii) resolved to recommend that the Company shareholders accept the Offer and vote for the approval and adoption of the Merger Agreement and the Merger.

        5. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by EquiServe Trust Company (the "Depositary") of
    (a) certificates for Shares pursuant to the procedures set forth under "Procedures for Tendering Shares" of the Offer to Purchase or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a properly completed and duly executed Letter of Transmittal with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 4, 2000, UNLESS THE OFFER IS EXTENDED.

    If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. An envelope to return your instruction to us is enclosed. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                          INSTRUCTIONS WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           NATIONAL-STANDARD COMPANY

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 10, 2000, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by NS Acquisition Corp., a Delaware corporation ("Purchaser"), to purchase any and all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of National-Standard Company, an Indiana corporation (the "Company"), at a price of $1.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger dated as of June 26, 2000, between Purchaser, Heico Holding, Inc., a Delaware corporation and the parent of Purchaser ("Parent"), and the Company. The Purchaser was formed by Parent for the purpose of completing the Offer and the Merger.

    This will instruct you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


Number of Shares to be Tendered:*
                                               --------------------------------------------
                                                                 Signature

Account Number:
                                               --------------------------------------------
                                                                Print Name

Date:
                                               --------------------------------------------
                                                               Print Address

                                               --------------------------------------------
                                                          Area Code and Telephone

                                               --------------------------------------------
                                                               Taxpayer I.D.

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*   Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.